                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement           [ ] Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Orthovita, Inc.
    -----------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]No fee required.
[ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

     5)  Total fee paid:
--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
--------------------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

     3)  Filing Party:
--------------------------------------------------------------------------------

     4)  Dated Filed:
--------------------------------------------------------------------------------

                                Orthovita, Inc.
                            45 Great Valley Parkway
                               Malvern, PA 19355

                                April 12, 1999


VIA EDGAR
---------

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Orthovita, Inc. (the "Company")
          Annual Meeting Proxy Statement
          ---------------------------------------

Dear Sir or Madam:

     Pursuant to Rule 14a-6(b) under the Exchange Act, filed herewith via EDGAR, are the definitive Notice of 1999 Annual Meeting of Stockholders, Proxy Statement and form of Proxy Card being furnished to stockholders in connection with the 1999 Annual Meeting of Stockholders of the Company to be held on May 26, 1999.

     No fee is being paid because pursuant to Rule 14a-6(i)(2), no fee is required.

     Please contact the undersigned at (610) 407-5205 if you should have any questions or comments regarding the enclosed materials.

                                         Sincerely,


                                         /s/Lisa Casel

                                ORTHOVITA, INC.

                            45 GREAT VALLEY PARKWAY
                         MALVERN, PENNSYLVANIA   19355

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON
                                  MAY 26, 1999

TO THE SHAREHOLDERS OF ORTHOVITA, INC.:

Notice is hereby given that the annual meeting of shareholders of ORTHOVITA, INC., a Pennsylvania corporation (the "Company" or "Orthovita"), will be held at the Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania, USA, on May 26, 1999, at 9:00 am, Eastern standard time, for the following purposes:

1. To elect seven directors to serve until the next annual meeting of shareholders;
2.  To approve an amendment to the 1997 Equity Compensation Plan;
3.  To approve an amendment to the Employee Stock Purchase Plan;
4. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors; and
5. To transact such other business as may properly come before the meeting or at any adjournments thereof.

Only shareholders of record as of the close of business on April 1, 1999 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. A list of shareholders of the Company entitled to vote at the Annual Meeting will be available for inspection by any shareholders of the Company at the Company's office, for the ten days prior to the Annual Meeting during normal business hours.

                              By Order of the Board of Directors

                              JOSEPH M. PAIVA
                              Corporate Secretary

Malvern, Pennsylvania, USA
April 5, 1999

 EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD
  IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO
            DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                                ORTHOVITA, INC.

                            45 GREAT VALLEY PARKWAY
                         MALVERN, PENNSYLVANIA   19355

                              PROXY STATEMENT FOR
                      1999 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 26, 1999

The Board of Directors of Orthovita, Inc. (the "Company" or "Orthovita") is soliciting the accompanying proxy for the 1999 Annual Meeting of Shareholders of Orthovita to be held on Wednesday, May 26, 1999 at 9:00 am, Eastern standard time and any adjournment thereof (the "Annual Meeting"). This proxy statement and the accompanying proxy card are expected to be distributed to shareholders on or about April 15, 1999.

The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited by telephone by officers, directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also will request banks, brokers and other custodians, nominees and fiduciaries to solicit proxies from beneficial owners, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard. Orthovita has retained its transfer agent, StockTrans, Inc., to aid in the solicitation of proxies for a fee of approximately $2,000 plus reimbursement of certain out-of-pocket expenses.

The Company's annual report to shareholders for the fiscal year ended December 31, 1998, including financial statements, is being mailed to shareholders with this proxy statement but does not constitute a part of this proxy statement.

                             VOTING AT THE MEETING

Holders of shares of common stock of the Company, par value $.01 per share ("Common Stock"), of record at the close of business on April 1, 1999 are entitled to vote at the Annual Meeting and any adjournments thereof. As of that date, there were 11,419,828 shares of Common Stock outstanding. Each shareholder entitled to vote shall have the right to one vote for each share outstanding in such shareholder's name.

The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. The presence in person or by proxy of shareholders entitled to cast a majority of all votes entitled to be cast at the meeting constitutes a quorum. A plurality of the votes cast is required for the election of directors and a majority of the votes cast at the meeting, a quorum being present, is required to approve the amendment to both the 1997 Equity Compensation Plan and the Employee Stock Purchase Plan and to ratify the appointment of independent auditors. With respect to any other matter that may properly be brought before the meeting, an affirmative vote of a majority of the votes cast by shareholders entitled to vote thereon is required to take action, unless a greater percentage is required either by law or by the Company's Amended and Restated Articles of Incorporation or Bylaws. For determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed proxy card is a means by which a shareholder may authorize the voting of his or her shares at the Annual Meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the Annual Meeting in accordance with each shareholder's directions. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the board of directors. If any other matters are properly presented to the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment. Execution of the accompanying proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequent executed proxy card, at any time before the proxy is voted.

Your vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy card from the broker or bank assigning voting rights to you for your shares.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS


The board of directors currently consists of seven members all of which are nominees for election at the 1999 Annual Meeting. The term of each director expires at the next annual meeting of shareholders and each person shall hold office until the election and qualification of his respective successor or until his earlier death, removal or resignation.

The nominees for election as directors of the Company are Messrs. Joseph, Bennett, Garvey and Horowitz and Drs. Ducheyne, Peeters and Salasin. All nominees are presently directors of the Company whose current term expire at the time of the Annual Meeting of shareholders. All nominees have consented to be named and to serve if elected.

The seven directors are to be elected by a plurality of the votes cast. Unless otherwise instructed by the shareholders, the persons named in the proxies will
vote the shares represented thereby for the election of all such nominees.   The
board of directors knows of no reason why any of the nominees will be unable to serve as directors. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

                             NOMINEES FOR ELECTION


Name of Director          Age    Principal Occupation and Certain Directorships
----------------------  -------  ----------------------------------------------
Paul Ducheyne, Ph.D          49  Dr. Ducheyne founded Orthovita and has served
                                 as the Chairman of the Board since its
                                 inception and Chief Science and Technology
                                 Officer since March 1998. Since 1997, Dr.
                                 Ducheyne has been the Director of the Center
                                 for Bioactive Materials and Tissue Engineering
                                 at the University of Pennsylvania, where he has
                                 been a professor of Bioengineering and
                                 Orthopaedic Surgery Research since 1983.
David S. Joseph              56  Mr. Joseph has been President, CEO and a
                                 Director of Orthovita since 1993. Mr. Joseph
                                 co-founded Surgical Laser Technologies, Inc. in
                                 1985, a company that became publicly-traded in
                                 1989, and served as its Chairman from 1985 to
                                 1993 and as its as Chief Executive Officer from
                                 1985 until 1991. Mr. Joseph currently serves on
                                 the Board of Directors of King's College in
                                 Pennsylvania and is a member of the Corporation
                                 of The Jackson Laboratory, a leading genetic
                                 research institute.
Lew Bennett                  72  Mr. Bennett has been a Director since September
                                 1997 and active in the health care industry since 1956. Mr. Bennett formerly served as Senior Vice President of Sofamor Danek Group,
                                 Inc., Memphis, Tennessee, a manufacturer of spinal implants. Mr. Bennett lectures internationally to business and professional groups working in the medical field.

James M. Garvey              52  Mr. Garvey has been a Director since April
                                 1997. Mr. Garvey has been the Chief Executive
                                 Officer and Managing Partner of Schroder
                                 Ventures Life Sciences, a private venture
                                 capital firm and significant shareholder of the
                                 Company, since May 1995. Prior to joining
                                 Schroder Ventures, Mr. Garvey was Director of
                                 the US$600 million Venture Capital Division of
                                 Allstate Corp. Mr. Garvey is currently a
                                 director of J.C.N. Health Services, LaserVision
                                 Centers and Mednova.
Richard M. Horowitz,         37  Mr. Horowitz has been a Director since May
Esquire                          1995. Mr. Horowitz has been employed by R.A.F.
                                 Industries, Inc., a private venture capital and
                                 acquisition firm, as Vice President and General
                                 Counsel since 1991. R.A.F. Ventures IV, L.P.,
                                 an affiliate of the R.A.F. companies, is a
                                 significant shareholder of the Company.
Jos B. Peeters, Ph.D.        51  Dr. Peeters has been a Director since March
                                 1996. Dr. Peeters is a Partner with Baring
                                 Private Equity Partners Ltd., and the founder
                                 and a Managing Director of Capricorn Venture
                                 Partners n.v., a Belgian-based venture capital
                                 firm specializing in early-stage, technology-
                                 based companies since January 1995. Dr. Peeters
                                 has been the Chairman of Quartz Capital
                                 Partners Limited, a London based investment
                                 bank, since July 1996. Dr. Peeters was Chairman
                                 of the Working Group that founded the European
                                 Association of Securities Dealers (EASD) and
                                 developed EASDAQ, for which he serves as Vice-
                                 Chairman. Since April 1998, Dr. Peeters has
                                 been Co-founder and Chairman of Quest for
                                 Growth n.v., a quoted investment company
                                 specializing in quoted and later stage unquoted
                                 technology based growth companies.
Howard Salasin, Ph.D.        64  Dr. Salasin has been a Director since May 1995.
                                 Dr. Salasin was President, Chief Executive
                                 Officer and owner of Martin Industries, a manufacturing company, from 1977 to 1996. He is a private investor and financial advisor to a private investment fund, and has been a general management consultant since 1975. Dr. Salasin has been a director of Genometrix, Incorporated since July 1997.

COMMITTEES AND MEETINGS

The Board of Directors has an Executive and Nomination Committee, Audit Committee and a Compensation Committee. During fiscal year 1998, the Board of Directors held seven meetings, the Executive and Nomination Committee and Audit Committee held one meeting and the Compensation Committee held two meetings. Each director attended 100% of the aggregate of the meetings of the Board of Directors held during fiscal year 1998 and of the committee on which he served during the year.

The Executive and Nomination Committee is empowered to exercise all powers of the Board, except action on matters which cannot by law be delegated by the Board, during the periods between regular Board meetings. This Committee's duties also include evaluating Board performance, recommending to the Board nominees for election as directors and recommending to the Board the membership of all Board committees. The Audit Committee is responsible for recommending to the Board the firm to be employed by the Company as its independent accountants and auditors, consulting with such firm as to the annual audit and the adequacy of internal controls, reviewing the accounting controls, practices and policies of the Company and reviewing budgets, cash and debt management and financial matters generally. The Compensation Committee recommends to the Board the compensation of the Company's chief executive officer, reviews and takes action on the chief executive officer's recommendations regarding the appropriate compensation of the Company's other officers and key personnel, approves the granting of any bonuses to officers, reviews other compensation and personnel development matters generally and recommends to the Board the compensation of non-employee directors.

The current members of the Executive and Nomination Committee are Dr. Ducheyne, Mr. Joseph and Dr. Peeters. The Audit Committee members are Messrs. Bennett and Horowitz, and the Compensation Committee is comprised of Dr. Salasin and Mr. Garvey.

STANDARD COMPENSATION ARRANGEMENTS

The Company currently reimburses its directors for out-of-pocket expenses incurred in connection with their rendering of services as directors, but does not pay cash fees to directors for attendance at meetings, although it may decide to do so in the future. Directors who are not currently receiving compensation as officers or employees of the Company are eligible to receive options under the 1997 Equity Compensation Plan in consideration for their service as directors.

      APPROVAL OF AMENDMENT TO THE COMPANY'S 1997 EQUITY COMPENSATION PLAN

On March 17, 1999, the Board of Directors adopted an amendment to the Company's 1997 Equity Compensation Plan to increase the number of shares of Common Stock authorized to be issued thereunder from 850,000 shares to 1,350,000 shares. The amendment was adopted subject to shareholder approval at the Annual Meeting.

PROPOSED AMENDMENT TO THE COMPANY'S 1997 EQUITY COMPENSATION PLAN.

The proposed amendment to the Company's 1997 Equity Compensation Plan (the "Plan") will be effected by amending and restating in its entirety Section 3(a) of the Company's 1997 Equity Compensation Plan to provide as follows:

               (a) Subject to the adjustment specified below, the aggregate number of shares of common stock of the Company ("Company Stock") that may be issued under the Plan is 1,350,000 shares. After the effective date of a Public Offering, the maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 300,000 shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any shares of Restricted Stock are forfeited, the shares subject to such Grants shall again be available for purposes of the Plan.

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

The Board of Directors believes that it is in the best interest of the Company to increase the number of shares authorized to be issued under the Company's 1997 Equity Compensation Plan. The 1997 Equity Compensation Plan, as amended by the amendment is intended to encourage participants to contribute to the long-term growth of the Company, to align their interests with those of the Company's shareholders and to aid the Company and its subsidiaries in attracting and retaining officers, employees, consultants and directors of outstanding ability.

The purpose of the Company's 1997 Equity Compensation Plan, as amended and restated is to provide (i) designated key employees of the Company, (ii) consultants who perform valuable services for the Company and (iii) non-employee members of the Board with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock.

The aggregate number of shares of Common Stock of the Company that may be issued under the Plan is 1,350,000 shares. As of April 1, 1999, options to purchase 515,400 shares were outstanding under the Plan and no shares of restricted stock or stock appreciation rights ("SARs") have been issued. If options or SARs terminate or expire, or if restricted stock is forfeited, the shares attributable to such grants may again be subject to grants under the Plan. The maximum aggregate number of shares of the Company's Common Stock that shall be subject to grants made under the Plan to any individual during any calendar year shall be 300,000 shares. The Plan will terminate on January 21, 2007, unless sooner terminated pursuant to its terms.

The Plan is administered by the Board or by a committee consisting of two or more persons appointed by the Board; provided however, that the full Board must approve all grants made to members of the Board who are not employees of the Company. The plan is administered by a committee (the "Committee") which has full power and authority to administer and interpret the Plan.

The Committee shall select the key employees, consultants and non-employee directors to receive grants and shall determine the number of shares of Common Stock that will be subject to each grant. Employees may receive incentive stock options, nonqualified stock options, restricted stock or SARs under the Plan. Non-employee directors and consultants may receive nonqualified stock options, restricted stock or SARs.

The option price of an option may be equal to, greater than or less than the fair market value of a share of Common Stock on the date of grant, provided that
(i) the option price of an incentive stock option may not be less than the fair market value of a share of Common Stock on the date of grant and (ii) an incentive stock option that is granted to a 10% shareholder must have an option price of not less than 110% of the fair market of the Common Stock on the date of grant.

The Committee shall determine the term of each option, which shall not exceed ten years from the date of grant. However, an incentive stock option granted to a 10% shareholder may not have a term longer than five years from the date of grant. The grantee may pay the option price (i) in cash, (ii) with the consent of the Committee, by tendering shares of Common Stock owned by the grantee or
(iii) by a combination of the two. After the Company becomes a public company, a grantee may exercise options through a broker. Options may be exercised while the grantee is an employee, consultant or member of the Board or within a special time after termination of employment or service.

The Committee may grant restricted stock to key employees, consultants or non-employee directors as it deems appropriate. The Committee will establish the amount and terms of each restricted stock grant.

The Committee may grant SARs to a key employee, consultant or member of the Board separately or in tandem with any stock option. Unless the Committee determines otherwise, the base amount of each SAR shall be equal to the option price of the related option or, if there is no related option, the fair market value of a share of Common Stock on the date of grant of the SAR. When an SAR is exercised, the grantee will receive an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the base price of the SAR. Payments shall be made in cash, Common Stock or a combination of the two in such proportion as the Committee determines.

Grants under the Plan may not be transferred except upon the grantee's death or, with respect to grants other than incentive stock options, if permitted by the Committee pursuant to a domestic relations order. The Committee may permit a grantee to transfer nonqualified stock options to family members or other persons or entities on such terms as the Committee deems appropriate.

The Plan provides that, unless the Committee determines otherwise, outstanding options, SARs and restricted stock will automatically vest in full in the event of a Change of Control. A "Change of Control" will be deemed to occur if (i) any person (other than the Company or certain related entities or persons) acquires securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company or (ii) the shareholders approve (or, if shareholder approval is not required, the Board approves) an agreement providing for (x) the merger or consolidation of the Company where the shareholders immediately before the transaction will not hold, immediately after the transaction, a majority of the stock of the surviving corporation, (y) a sale of substantially all of the assets of the Company or (z) a liquidation or dissolution of the Company.

In the event of a Change of Control, the Committee may require that grantees surrender their outstanding options and SARs in exchange for payment by the Company, in cash or common stock, of an amount equal to the amount by which the fair market value of the Common stock exceeds the option price or base price of the options or SARS, and the Committee may terminate unexercised options and SARs. Unless the Committee determines otherwise, upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), outstanding grants shall be assumed by the surviving corporation.

In the event of certain changes in the corporate stock, the Committee may adjust the number and type of shares of Common Stock and the option price subject to outstanding options, SARs and restricted stock, and the number and type of shares of Common Stock that may be issued under the Plan.

A majority of the votes cast during the Annual Meeting, a quorum being present, is required to approve the amendment to the Company's 1997 Equity Compensation Plan.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE
           AMENDMENT TO THE COMPANY'S 1997 EQUITY COMPENSATION PLAN.

           APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

On March 17, 1999, the Board of Directors adopted an amendment to the Company's Employee Stock Purchase Plan (the "ESP Plan") to modify the definition of an "eligible employee" from one who has completed at least two years of continuous service with the Company to one who has completed at least six months of continuous service with the Company. The amendment was adopted subject to shareholder approval at the Annual Meeting.

PROPOSED AMENDMENT TO THE COMPANY'S ESP PLAN

The proposed amendment to the Company's ESP Plan will be affected by amending and restating in its entirety Section 2.08 of the Company's ESP Plan to provide as follows:

               "Eligible Employee" means each employee of the Employer (i) who is classified by the Employer as a full or part-time employee (and not as an independent contractor), (ii) whose customary employment is for more than twenty (20) hours per week and for more than five (5) months per year, (iii) who is not deemed for purposes of section 423(b)(3) of the Code to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary, and (iv) who has completed at least six months of Continuous Service with the Employer.

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

The Board of Directors believes that it is in the best interest of the Company to modify the definition of an "eligible employee" under the ESP Plan. The ESP Plan, as amended by the amendment (the "Amended

ESP Plan") would provide eligible employees of the Company an opportunity to purchase Common Stock of the Company.

The purpose of the Company's Amended ESP Plan is to provide eligible employees of the Company an opportunity to purchase Common Stock of the Company. The Company believes that employee participation in stock ownership will be to the mutual benefit of both the employee and the Company. The Amended ESP Plan is intended to comply with the requirements of Section 423 of the tax code which permit the difference between the exercise price and fair market value to be excluded from income. The aggregate number of shares of Common Stock of the Company that may be issued under the Amended ESP Plan is 300,000 shares (subject to adjustment in the event of certain changes in the Common Stock). The Amended ESP Plan will terminate on November 10, 2007, unless sooner terminated pursuant to its terms.

Any employee who (i) is employed by the Company for at least 20 hours per week and for more than five months per year, (ii) has completed at least six months of continuous service with the Company and (iii) is not deemed for purposes of
Section 423(b)(3) of the tax code to own stock possessing five percent or more of the total combined voting power of all classes of stock of the Company, will be eligible to participate in the Amended ESP Plan. Under the Amended ESP Plan, the Company will withhold a specified percentage (not to exceed 10%) of the compensation paid to each participant, and the amount withhold will be used to purchase Common Stock from the Company on the last day of each purchase period. The price at which Common Stock will be purchased under the Amended ESP Plan will be equal to 85% of the fair market value of the Common Stock on the first day of the applicable purchase period, or the last day of the applicable purchase period, whichever is lower. The length of each purchase period shall be a calendar quarter.

Employees may end their participation in a purchase period at any time, and participation ends automatically on termination of employment with the Company. The maximum number of shares that a participant may purchase during any purchase period will be equal to US$25,000 divided by the purchase price. In addition, no participant may purchase shares under the Amended ESP Plan (i) to the extent that such participant would own five percent or more of the total combined voting power or value of all classes of the capital stock of the Company, or
(ii) to the extent that such participant's right to purchase stock under the Amended ESP Plan accrues at a rate that exceeds US$25,000 worth of stock during any calendar year. In the event of a dissolution or liquidation of the Company or of a merger or consolidation in which the Company is not the surviving corporation, the Amended ESP Plan and any purchase periods then in progress will terminate upon the effective date of such event.


A majority of the votes case during the Annual Meeting, a quorum being present, is required to approve the amendment to the Company's Employee Stock Purchase Plan.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE
            AMENDMENT TO THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN.

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

Upon recommendation of its Audit Committee, the Board of Directors has continued the engagement of Arthur Andersen LLP, certified public accountants, as independent auditors for the fiscal year ending December 31, 1999. The firm has acted as independent auditors for the Company since inception. A formal statement by Arthur Andersen LLP is not planned for the Annual Meeting; however, representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. A majority of the votes cast during the Annual Meeting, a quorum being present, is required to ratify the selection of independent auditors.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION.

EXECUTIVE COMPENSATION. The following table summarizes the compensation earned by the Company's Chief Executive Officer and five of the Company's other executive officers (collectively, the "Named Officers"), whose salary and bonus from the Company or any subsidiary exceeded $100,000 in fiscal year 1998.

                           SUMMARY COMPENSATION TABLE


                                             Annual Compensation                   Long Term
                                 --------------------------------------------    Compensation
                                                                               -----------------

                                                              Other Annual        Securities          All Other
 Executive Officer                                            Compensation        Underlying        Compensation
 Principal Position        Year  Salary (US$)  Bonus (US$)        ($US)           Options (#)         (US$)(1)
-------------------------  ----  ------------  -----------  -----------------  -----------------  -----------------
David S. Joseph,           1998      225,000       99,000              19,800                ---                ---
 President and Chief       1997      210,577          ---               7,900                ---                ---
 Executive Officer


Erik M. Erbe, Ph.D.,       1998      130,000       26,000               8,500             17,000              3,816
 Vice President,           1997      123,423       22,500               4,400            100,000              2,254
 Research and Development


Samuel A. Nalbone, Jr.,    1998      175,000       24,000              10,600                ---              2,019
 Former Senior Vice        1997      167,308       50,000               5,900            140,000              2,375
 President, Operations (2)


Joseph M. Paiva, Vice      1998      140,000       24,500               9,600             17,000              2,380
 President and Chief       1997        8,077          ---                 ---             50,000                ---
 Financial Officer (3)


Thomas L. Parker, Jr.,     1998      125,000       12,500              11,100              5,000              2,058
 Vice President,           1997      115,827          ---               7,200                ---              1,845
 Professional Relations


K. Vasanth Prabhu,         1998      135,000       28,500              10,800             17,000              4,416
 Ph.D., Vice President,    1997      119,035       12,000               7,400                ---              2,097
 Clinical and Technical
 Services


(1) The amounts disclosed consist of the Company's 401(k) savings plan matching contributions.
(2)  Mr. Nalbone terminated his employment with the Company on August 17, 1998.
(3) On December 1, 1997, Mr. Paiva joined the Company as a Vice President and its Chief Financial Officer; therefore, only his compensation for the period December 1, 1997 through December 31, 1997 is required to be disclosed.

OPTION GRANTS. The following table summarizes stock options granted to the Named Officers during the fiscal year ended December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                            Number of     % of Total
                           Securities     Options                                             Potential Realizable Value at
                           Underlying    Granted to      Exercise or                           Assumed Annual Rates of Stock
                            Options      Employees       Base Price          Expiration           Price Appreciation for
Name                       Granted(3)  in Fiscal Year   (US$ / share)          Date                  Option Term
-------------              ----------  --------------   ---------------   ----------------- --------------------------------
                                                                                               5% (US$)           10% (US$)
                                                                                            --------------       -----------
David S. Joseph                ---                ---               ---                ---             ---               ---
Samuel A. Nalbone, Jr.         ---                ---               ---                ---             ---               ---
Erik M. Erbe, Ph.D.         17,000 (1)            8.8%         US $4.75         12/30/2008     US $131,533       US $209,445
Joseph M. Paiva             17,000 (1)            8.8%            $4.75         12/30/2008         131,533           209,445
Thomas L. Parker, Jr.        5,000 (2)            2.6%            $4.75         12/30/2008          38,686            61,601
K. Vasanth Prabhu, Ph.D.    17,000 (1)            8.8%            $4.75         12/30/2008         131,533           209,445


(1) These options have a ten-year term, are exercisable in cumulative 25% annual installments with the first installment exercisable one year from date of grant.
(2) These options have a ten-year term, are exercisable in cumulative 20% annual installments with the first installment exercisable on date of grant.
(3) The exercise price per share of the options was equal to the closing price of the Common Stock on the date of grant.

The following table summarizes the value of unexercised options for the Named Officers at December 31, 1998.

AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                         Number of Securities             Value of Unexercised
                                                     Underlying Unexercised Options       In-the-Money Options
                             Shares        Value       at December 31, 1998 (#)       at December 31, 1998 (US$)(1)
                          Acquired on     Realized   ------------------------------   -----------------------------
Name                      Exercise (#)     (US$)     Exercisable      Unexercisable   Exercisable     Unexercisable
------------              ------------  ----------   -----------      -------------   -----------     -------------
David S. Joseph                    ---         ---           ---                ---           ---               ---
Erik M. Erbe, Ph.D.                ---         ---        87,500             64,500    US $70,000        US $23,750
Samuel A. Nalbone, Jr.         176,000  US$598,000           ---                ---           ---               ---
Joseph M. Paiva                    ---         ---        20,000             47,000        10,000            15,000
Thomas L. Parker, Jr.              ---         ---        37,000                ---        18,500               ---
K. Vasanth Prabhu, Ph.D.           ---         ---        18,000             29,000        22,500            15,000

(1) Value presented is based upon the difference between (i) the US $4.75 per share closing price of the Company's Common Stock on the European Association of Securities Dealers' Automated Quotation System ("EASDAQ") on December 31, 1998 and (ii) the exercise price of unexercised-in-the-money options.

EMPLOYMENT AGREEMENTS

Both David S. Joseph and Erik M. Erbe, Ph.D. have an employment agreement with the Company, under which, in the event of involuntary termination without cause by the Company, the Company will pay 24 months salary as a severance benefit. The receipt of this severance benefit is conditioned upon the employee executing a release in favor of the Company. Additionally, each employment agreement entitles the employee to participate in any short-term or long-term incentive compensation programs established by the Company for its senior level executives generally. Mr. Joseph's employment agreement provides for his employment as the Company's President through December 31, 1999 at an annual salary of US$225,000. Dr. Erbe's employment agreement provides for his employment as the Company's Vice President of Research and Development through June 30, 2000 at a minimum annual salary of US$130,000. Dr. Erbe's employment agreement also provides that, for the 1997 fiscal year, he will receive a minimum US$13,000 bonus and that all prior option grants earned by Dr. Erbe vested upon execution of his employment agreement. On July 1, 1997, Dr. Erbe also received a 100,000 share incentive stock option grant priced at $4.25 per share, with 32,500 shares vesting immediately and the balance vesting at a rate of 20,000 shares per year for three years and 7,500 shares vesting July 1, 2001. In addition, each employment agreement contains other terms customarily found in executive officer employment agreements, including provisions relating to the reimbursement of certain business expenses, participation in employee benefit plans generally available to the other executive officers of the Company, life insurance, severance, confidentiality and noncompetition.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee annually reviews the performance and total compensation package for all executive officers, considers the modification of existing compensation and employee benefit programs and the adoption of new plans and administers the Company's 1997 Equity Compensation Plan.

Among its responsibilities, the Compensation Committee reviews the compensation of the officers of the company and makes recommendations to the Board concerning executive compensation matters. The members of the Compensation Committee are all non-employee directors.

In its deliberations the Compensation Committee is guided by certain fundamental considerations, including the need to attract and retain talented key executives, the need to provide between short-and long-term incentives and the need to focus executive performance on the achievement of Company objectives.
In addition, the Compensation Committee develops and implements compensation policies, plans and programs which seek to enhance the profitability and shareholder value of the Company by closely aligning the financial interests of the Company's senior management with those of its shareholders.

The Compensation Committee's compensation program for senior management is comprised of base salary, annual performance bonuses, longer term incentive compensation in the form of stock options and benefits available generally to the Company's employees. Once during the fiscal year 1998, the Compensation Committee (i) recommended increased base salary levels in the range of 0% to 12% of base salary for the Named Officers and other executive positions, (ii) established bonus parameters based upon performance against pre-determined targets and (iii) recommended long-term incentives under the 1997 Equity Compensation Plan.

Base Salary. Executive salaries are reviewed by the Compensation Committee at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year. During this review, the Compensation Committee considers (i) base salary levels of employees of biotechnology and medical related companies of comparable size, (ii) the individual executive's contribution to the Company's achievements and (iii) changes in role and responsibilities of the executive during the year.

Annual Incentive Bonus. The granting of an annual incentive bonus is discretionary. Company and individual goals and milestones are established at the beginning of the year, and include targets for progress in the Company's research and development, clinical activities, development of sales, marketing and investor relations programs and organizational developments. The Compensation Committee provides bonus incentives for achievements of these goals because it believes that attainment of these goals will be in the best long-term interests of the Company's shareholders. Bonus amounts for each executive are dependent upon the level of achievement of the company as well as the individual.

Long-term Incentives. Long-term incentives have been provided by means of periodic grants of stock options under the Equity Compensation Plan. The Compensation Committee considers stock options to be a valuable and necessary compensation tool that align the long-term financial interests of the Company's
executives with the financial interests of its shareholders.   The vesting
provisions of the Equity Compensation Plan serve to retain qualified employees and thus provide continuing benefits to the Company beyond those achieved in the year of grant. See "Summary Compensation Table" and "Aggregated Fiscal Year End Option Values."

Payments during 1998 to the Company's executives under the various programs discussed above were made with regard to the provisions of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to US$1 million except to the extent that any excess compensation is "performance-based compensation". It is the Compensation Committee's intention that no compensation will be limited as to its deductibility under Section 162(m).


                              Respectively submitted,



                              Compensation Committee:
                                Mr. James Garvey
                                Dr. Howard Salasin

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 1, 1999 regarding the beneficial ownership of shares of Common Stock of (i) each person known by Orthovita to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each director of Orthovita, (iii) each "Named Officer" identified in the Summary Compensation Table on page 10 and (iv) all directors and executive officers of Orthovita, as a group. Unless otherwise noted, each person has sole voting and investment power over the shares listed as beneficially owned.

                                                                     Shares Beneficially Owned
                                                                                         Percentage of
Name                                                         Number of Shares         Outstanding Shares
------------------------------------------------------  --------------------------  -----------------------
Five Percent (5%) Shareholders:
------------------------------------------------------
Schroder Ventures International Life Science Funds:                        788,143                     6.9%
 L.P.I., L.P.II., Trust and Co-Investment Scheme (1)
Electra Fleming Equity Partners and EF Nominees                            785,648                     6.9
 Limited (2)
R.A.F. Ventures IV, L.P. (3)                                               577,135                     5.1

DIRECTORS AND EXECUTIVE OFFICERS
------------------------------------------------------
Paul Ducheyne, Ph.D. (4)                                                 1,471,393                    12.9
David S. Joseph (5)                                                        840,587                     7.4
Howard Salasin, Ph.D. (6)                                                  151,834                     1.3
Erik M. Erbe, Ph.D. (7)                                                     87,500                       *
Gert Eussen (8)                                                             53,000                       *
Thomas L. Parker, Jr. (9)                                                   48,500                       *
Richard M. Horowitz, Esquire (10)                                           43,950                       *
K. Vasanth Prabhu, Ph.D. (11)                                               24,000                       *
Joseph M. Paiva (12)                                                        20,000                       *
Lew Bennett (13)                                                            10,000                       *
James M. Garvey (13)                                                        10,000                       *
Jos. B. Peeters, Ph.D. (13)                                                 10,000                       *
Craig A. Parenzan                                                               --                       *
Directors and executive officers as a group                              2,711,764                    23.7
(13 persons) (14)

 *   Less than 1%.
(1) Includes 82,260 shares of common stock obtainable upon the exercise of presently exercisable warrants. Schroder Life Sciences Funds disclaim ownership of any shares beneficially owned by Mr. Garvey.
(2) Includes 79,765 shares of common stock obtainable upon the exercise of presently exercisable warrants.
(3) Includes (i) 35,645 shares of common stock obtainable from trusts established by Dr. Ducheyne upon the exercise of a presently exercisable warrant and (ii) 55,776 shares of common stock obtainable from the Company upon the exercise of a presently exercisable warrant.
(4) Includes (i) 200,000 shares held in trust by Dr. Ducheyne's spouse and (ii) 712,647 shares held in trust for the benefit of Dr. Ducheyne's children, of which 63,573 shares are obtainable upon the exercise of warrants granted to certain shareholders. Dr. Ducheyne disclaims beneficial ownership of the shares held by the foregoing trusts.
(5) Includes (i) 100,000 shares held by Mr. Joseph's daughter in a revocable trust and (ii) 13,250 shares underlying a warrant granted by Mr. Joseph to a shareholder and excludes 18,529 shares of common stock held by Mr. Joseph's spouse and for which Mr. Joseph disclaims beneficial ownership.
(6) Includes (i) 39,908 shares of common stock obtainable from the Company upon the exercise of presently exercisable warrants, (ii) 4,194 shares of common stock obtainable from trusts established by Dr. Ducheyne upon the exercise of a presently exercisable warrant and (iii) 10,000 shares of common stock obtainable upon the exercise of presently exercisable options.
(7) Includes 87,500 shares of common stock obtainable upon the exercise of presently exercisable options.
(8) Includes 53,000 shares of common stock obtainable from the Company upon the exercise of presently exercisable options.
(9) Includes 37,000 shares of common stock obtainable upon the exercise of presently exercisable options.
(10) Includes (i) 3,281 shares of common stock obtainable from the Company upon the exercise of presently exercisable warrants, (ii) 2,097 shares of common stock obtainable from trusts established by Dr. Ducheyne upon the exercise of a presently exercisable warrant and (iii) 10,000 shares of common stock obtainable upon the exercise of presently exercisable options.
(11) Includes 24,000 shares of common stock obtainable upon the exercise of presently exercisable options.
(12) Includes 20,000 shares of common stock obtainable upon the exercise of presently exercisable options.
(13) Includes 10,000 shares of common stock obtainable upon the exercise of presently exercisable options.
(14) Includes an aggregate of shares subject to options that are exercisable (or will become exercisable by May 31, 1999) to acquire 304,689 shares of common stock by all directors and executive officers, as a group.

COMPARATIVE STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return (assuming reinvestment of dividends, if any) assuming an investment of US$100 in shares of Common Stock on June 25, 1998, the first date the Company's Common Stock was traded on the EASDAQ Exchange. The index shown below is included for comparative purposes only and does not necessarily reflect Orthovita's opinion that such index is an appropriate measure of relative performance of the Common Stock.

Measurement Period       June 25, 1998        June 30, 1998        September 30, 1998      December 31, 1998
--------------------  -------------------  --------------------  ----------------------  ----------------------
Orthovita, Inc.                       100                   106                      90                      45
EASDAQ Stock
Market Index                          100                   102                      77                      82

                    [STOCK PERFORMANCE GRAPH APPEARS HERE]

SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and certain officers of the Company, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such directors, officers and more than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 169a) forms they file.

To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations of such directors and officers that no other reports were required, all fiscal year 1998 Section 16(a) filing requirements applicable to its directors, officers and more than ten percent shareholders were complied with except for Mr. Joseph who filed a Form 5 late.

OTHER MATTERS

The board of directors does not know of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, it is intended that the persons named in the proxies will vote in accordance with their judgment with respect to such matters.

SHAREHOLDERS PROPOSALS FOR 2000 ANNUAL MEETING

Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission governing the solicitation of proxies. To be considered for inclusion in the proxy statement and form of proxy card relating to the 2000 annual meeting, such proposals must be received by the Company not later than Friday, December 3, 1999. Proposals should be directed to the attention of the Secretary of the Company.

                                  By Order of the Board of Directors,



                                  JOSEPH M. PAIVA
                                  Corporate Secretary

PROXY                                                          PROXY

                          ORTHOVITA, INC.
           Proxy for 1999 Annual Meeting of Shareholders
        Proxy Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints Joseph M. Paiva, as proxy, with full power of substitution, to vote all of the undersigned's shares of Common Stock held of record on April 1, 1999, at the 1999 Annual Meeting of Shareholders or at any adjournments thereof.

1. ELECTION OF DIRECTORS
  [_] FOR all nominees listed below (except as marked below to the contrary)
  [_] WITHHOLD AUTHORITY to vote for all nominees listed below
(Paul Ducheyne, Ph.D., David S. Joseph, Lew Bennett, James M. Garvey, Richard
M. Horowitz, Jos B. Peeters, Ph.D. and Howard Salasin, Ph.D.)

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee's name above.

2. APPROVAL OF AMENDMENT TO THE 1997 EQUITY COMPENSATION PLAN.
  [_] FOR [_] AGAINST [_] ABSTAIN

3. APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.
  [_] FOR [_] AGAINST [_] ABSTAIN

4. RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS.
  [_] FOR [_] AGAINST [_] ABSTAIN

5. IN THEIR DISCRETION, THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENTS THEREOF.

                 CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

   This proxy, when properly executed, will be voted in accordance with the directions made on the reverse side. If no direction is made, this Proxy will be voted FOR the first three proposals. The proxies will vote with respect to the fourth proposal according to their best judgment.

      PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED
                                   ENVELOPE.

                                             Date: ___________________, 1999


                                             _______________________________
                                             Signature


                                             _______________________________
                                             Signature if shares held in more
                                             than one name

                                             Please sign exactly as name appears
                                             below. When shares are held in more
                                             than one name, all parties should
                                             sign. When signing as attorney,
                                             executor, administrator, trustee or
                                             guardian, please give full title as
                                             such. If a corporation, please sign
                                             in full corporate name by an
                                             authorized officer. If a
                                             partnership, please sign in
                                             partnership name by an authorized
                                             person.